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                                                                 EXHIBIT 99.1

                   HARBORSIDE HEALTHCARE CORPORATION

Contact:        Todd Fogarty/Jim Fingeroth
                EKST and Company
                212-521-4800

                                                        FOR IMMEDIATE RELEASE
                                                        ---------------------

         HARBORSIDE HEALTHCARE CORPORATION COMPLETES RECAPITALIZATION
              WITH INVESTCORP MAKING A MAJORITY EQUITY INVESTMENT

Boston, MA, August 11, 1998 - Harborside Healthcare Corporation (NYSE-HBR), a provider of high quality long-term care and specialty medical services, today announced the completion of the previously announced recapitalization of Harborside, including a majority equity investment by Investcorp, an international investment firm, and certain of its investor clients.

Founded in 1987, Harborside has been publicly traded since 1996. Under the terms of the agreement, Harborside's senior management team, led by Stephen L. Guillard, Chairman, Chief Executive Officer, and President, will continue their roles following the completion of the transaction. In addition, the Company will retain its present operating structure and maintain its presence in its current locations.

Headquartered in Boston, Harborside currently operates a regionally focused network of 49 long-term care facilities with an aggregate capacity of approximately 6,000 licensed beds located in nine states. The Company also provides specialty medical services, including a variety of subacute care programs, as well as distinct programs for the provision of care to Alzheimer's and hospice patients. Over the past few years the Company has experienced significant growth, primarily as a result of its aggressive acquisition program. For the year ended December 31, 1997, the Company reported revenues of approximately $221.8 million and earnings of $0.84 per diluted share.

Investcorp and its affiliates act as principals and intermediaries in international investment transactions. To date, Investcorp and its affiliates have completed over 70 transactions with an aggregate value of approximately $10 billion. Investcorp, its affiliates and their clients currently own interests in 16 other corporate investments in North America and Europe, including, among others, Saks Fifth Avenue, Webinvest Ltd., Helly Hansen, CSK Auto, Star Markets, Simmons Company, The William Carter Company, Falcon Building Products, Welcome Break and Werner Holding Co. Previous investments have included Gucci, Tiffany, Prime Equipment, Thorn-Lighting and Circle K.